Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sensata Technologies Holding plc Inducement Time-based Restricted Stock Unit Awards and Inducement Performance-based Restricted Stock Unit Awards Plan of our report dated February 13, 2023, except for notes 3 and 20, as to which the date is February 29, 2024, with respect to the consolidated financial statements and schedules of Sensata Technologies Holding plc included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 10, 2025